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                                                                  EXHIBIT 10.22


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made by and between Netcal, Inc., a Georgia corporation (the "COMPANY"), and Bruce Gall, an individual resident of the State of California (the "EMPLOYEE"), as of the 15th day of December, 1999. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Purchase Agreement.

         WHEREAS, the Employee has been employed by DPSC Software, Inc., a California corporation ("SELLER"); and

         WHEREAS, pursuant to an Asset Purchase Agreement dated as of December __, 1999 (the "PURCHASE AGREEMENT"), by and among the Seller, the Company, Netzee, Inc., a Georgia corporation ("PARENT"), and the Shareholders of the Seller, Seller is selling substantially all of its assets to Purchaser; and

         WHEREAS, following the transactions contemplated by the Purchase Agreement, the Company will employ the Employee; and

         WHEREAS, the Employee is willing to serve the Company on the terms and conditions herein provided; and

         WHEREAS, the Purchase Agreement provides that it is a condition precedent to the obligations of the parties to the Purchase Agreement to consummate the transactions contemplated by the Purchase Agreement that the Company and the Employee shall have entered into this Agreement.

         NOW THEREFORE, in consideration of the foregoing, and the mutual premises and covenants and agreements contained herein and subject to the conditions contained herein, the parties agree as follows:

                          ARTICLE I - EMPLOYMENT TERMS

         Section 1.1 Employment. The Company shall employ the Employee, and the Employee shall serve the Company, as its President upon the terms and conditions set forth herein. The Employee shall report to the Parent's Chief Executive Officer and to the Board of Directors of the Company. The Employee shall have such authority and responsibilities consistent with his position with DPSC Software, Inc., immediately prior to the Effective Time and as assigned by the Chief Executive Officer of the Parent from time to time reasonably consistent with the Employee's title and commonly incident to the Employee's position, including executive responsibilities for the financial condition and operating results of the Company, mergers and acquisitions activity for the Parent and the Company and bank-level strategic relationship development and maintenance for the Parent and the Company. The Employee shall devote his full business time, attention, skill and efforts to the performance of his
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duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Company policy, as amended from time to time. The Employee may serve as a director or advisor to other organizations, to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company. For purposes of this Section 1.1, the Company acknowledges and agrees that Employee's ownership of not more than five percent (5%) of the outstanding common stock of a publicly-traded company shall not be deemed to violate the terms hereof.

         Section 1.2 Term. Unless earlier terminated as provided herein, the term of Employee's employment ("TERM") under this Agreement shall be for a period beginning on the date hereof and continuing until December 31, 2000 and shall thereafter automatically renew for additional periods of one year unless either party provides notice of non-renewal at least 60 days prior to the expiration of the then-current Term.

         Section 1.3     Compensation and Benefits.

         (a) The Company shall pay the Employee a salary at a rate of $150,000 per annum in accordance with the salary payment practices of the Company. In addition, the Employee shall be paid an earnout payment related to the transactions contemplated in the Purchase Agreement of $150,000 if the Company's net revenues for the calendar year ended December 31, 2000 equal or exceed $5.5 million. Any earnout payment which is earned under the foregoing shall be paid to Employee on or before April 15, 2001. The Employee's base salary shall be adjusted by applicable cost of living increases as reported by the federal government from year to year. The Chief Executive Officer of the Company may recommend to the Board of Directors of the Company additional increases in Employee's base salary or other bonus compensation if such officer determines in his discretion that an increase or additional bonus is appropriate.

         (b) The Employee shall be entitled to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs of the Company or the Parent now or hereafter available to the Employee or available generally to employees of the Parent and its subsidiaries in comparable positions; provided, however, that during any period during the Term that the Employee is disabled, and during the 120-day period of physical or mental infirmity leading up to the Employee's Disability, the amount of the Employee's compensation provided under this Section 1.3 shall be reduced by the sum of the amounts, if any, paid to the Employee for the same period under any disability benefit or pension plan of the Company, Parent or any of their subsidiaries; provided that, no such credit or deduction shall be made with respect to any disability payments or benefits received by Employee under disability policies paid for by him; or (v) is required to be disclosed pursuant to judicial order or other appropriate judicial process.

         (c) The Company shall reimburse the Employee for all reasonable ordinary and necessary travel, seminar and other expenses related to the Employee's duties which are incurred and accounted for in accordance with the reimbursement practices of the Company.



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         (d)        Employee shall be entitled to four (4) weeks paid vacation annually during the Term of employment by the Company hereunder.

         (e) Employee shall be nominated as a member of the Board of Directors of the Company, which shall serve as the executive management committee for the Company. Upon termination of Employee's employment with the Company for any reason, Employee shall be deemed to resign, automatically and with no further action required, as a director of the Company.

                       ARTICLE II - COVENANTS OF EMPLOYEE

         Section 2.1 Confidentiality. Employee recognizes the interest of the Company in maintaining the confidential nature of its proprietary and other business and commercial information. In connection therewith, Employee covenants that during the term of his employment with the Company under this Agreement, and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, except as authorized by the Company's Board of Directors, publish, disclose or use for his own benefit or for the benefit of a business or entity other than the Company or otherwise, any secret or confidential matter, or proprietary or other information not in the public domain that was acquired by Employee during his employment, relating to the Company's, Parent's or any of its or their subsidiaries' businesses, operations, customers, suppliers, products, employees, financial affairs or industry practices, technology, know-how or intellectual property or other similar information (the "PROPRIETARY INFORMATION"). Proprietary Information does not include information that: (i) is filed with the SEC and which is not subject to a request for confidential treatment made to the SEC or any other government agency or authority; (ii) becomes generally available to the public other than as a result of an improper disclosure by the Employee; (iii) was available to the Employee prior to its disclosure to the Employee (provided the Employee has no knowledge that such information was obtained, directly or indirectly, from a source that was bound by a confidentiality agreement with or other obligation of secrecy to the Parent, the Company, or their representatives); (iv) becomes available to the Employee, directly or indirectly, from a source other than the Parent, the Company, or their representatives or employees, provided that such source is not known by the Employee to be bound by a confidentiality agreement with or other obligation of secrecy to the Parent, the Company or their representatives or affiliates; or
(v) is required to be disclosed pursuant to judicial order or other appropriate judicial process.

         Employee will abide by the Company's and Parent's lawful policies and regulations, as established from time to time by the boards of directors of Parent and/or Company, for the protection of its Proprietary Information. Employee acknowledges that all records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to the Company, Parent or their affiliated entities shall be and remain the sole property of the Company, Parent and/or such affiliated entity and shall, upon the request of the Company or Parent, turn over all copies of such Proprietary Information to the Company or Parent (together with a written statement certifying as to his compliance with the foregoing).



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         Section 2.2     Non-Solicitation of Customers. During the Term, and
for a period of two (2) years thereafter, Employee shall not directly or indirectly, through one or more intermediaries or otherwise, solicit or attempt to solicit Customers, to induce or encourage them to acquire or obtain from anyone other than the Company or Parent, services competitive with, substitute for or similar to any Company Services. For purposes of this Section, a "CUSTOMER" refers to any person, group of persons or entity with whom Employee has or had direct material contact with regard to selling, maintenance, delivery or support of Company Services, including servicing such person's, group's or entity's account, during the period of one (1) year preceding the date hereof (it being presumed that, because of Employee's position as a senior officer with the Company, all customers of the Company at any time during the one (1) year period prior to the date hereof constitute Customers); and "COMPANY SERVICES" refers to the services that the Company performed, offered or sold within six (6) months prior to the date hereof. Related Person may, if such Related Person reasonably believes a Company Service is no longer offered by the Company, request a written acknowledgement by Company to the effect that such Company Service is, in fact, no longer offered by the Company (which acknowledgement shall not be unreasonably withheld, conditioned or delayed) and, upon receipt of such acknowledgement from the Company, Related Person shall not be restricted under this Section 1.2 with respect to the Company Service (and only that Company Service) for which such written acknowledgement by Company is made.

         Section 2.3 Non-Solicitation of Employees. During the Term and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, through one or more intermediaries or otherwise, induce, solicit for employment, or assist others in inducing or soliciting for employment any individual who is at any time during such period an employee of the Company, Parent or any of their subsidiaries for the purpose of providing services that are the same or similar to the Company.

         Section 2.4 Trade Secrets. Employee shall not, at any time, use or disclose any Trade Secrets (as defined under applicable law) of Company, Parent, or any of their subsidiaries, except in fulfillment of his duties as an employee of the Company, Parent or any affiliate thereof, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

         Section 2.5 Rights to Work Product. Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee's Work Product (as defined below). To the greatest extent possible, any work product, property, data, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his employment responsibilities during the term (including the term of employment with DPSC Software, Inc.) ("WORK PRODUCT") shall be deemed to be "work made for hire" as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended, and owned exclusively and perpetually by the Company. The Company acknowledges that Employee shall be entitled to use his general knowledge and "know-how," subject to the limitations and restrictions set forth in this Agreement. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may



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have) by operation of law or otherwise in or to any Work Product. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in the Company. The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the "moral rights" of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any compensation in addition to that provided for in Section 1 of this Agreement for any exercise by the Company of its rights set forth in this Section 2.

         Section 2.6 Reasonableness of Covenants. Employee agrees and acknowledges that the covenants contained herein are a part of this Agreement, are given as of the date of this Agreement and are given in consideration of his continuing employment with the Company. Employee also acknowledges that Parent and the Company have a legitimate present and future expectation of business within the geographic areas presently served by the Company. Employee acknowledges the reasonableness of the term and scope of the covenants set forth in this Agreement, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed in such a way as to provide a standard of living for himself, the members of his family, and those dependent upon him of the sort and fashion to which he and they have become accustomed and may expect.

                    ARTICLE III - TERMINATION OF EMPLOYMENT

         Section 3.1 Termination by Company. Employee's employment may be terminated by the Company prior to the expiration of the then-current Term by giving notice during the Term of this Agreement upon the occurrence of one or more of the following events:

         (a) employee's death or disability which renders Employee incapable of performing his duties for more than one hundred twenty (120) calendar days within any period of twelve (12) consecutive months;

         (b) "FOR CAUSE", which for purposes of this Agreement shall mean that the Employee shall have:

                    (i) committed an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;



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                    (ii)      inflicted material damage to the Company, Parent
or their subsidiaries or any material asset of the Company or Parent;

                    (iii) intentionally or in bad faith violated this Agreement;

                    (iv) subject to applicable state laws, been indicted for or convicted of a felony or any similar crime carrying a prison term of at least one year (regardless of whether imprisonment is actually imposed);

                    (v) a habitual and debilitating use of alcohol or drugs; or

                    (vi) failed to meet performance objectives, as reasonably determined and articulated by the Company's Chief Executive Officer and furnished to Employee a reasonable period of time before his performance is to be judged hereunder; provided, however, that in the event of this subsection
(vi) being the sole reason for a termination for Cause, Employee shall have the cure provisions and rights provided for in paragraph (c) hereof.

         (c) In the event of a good faith determination by the Company's Chief Executive Officer that the Employee has failed to meet performance objectives, the Company shall furnish to the Employee in writing a notice of proposed termination setting forth a specific statement of the deficiencies in his performance. The Employee shall then have a period of thirty (30) days, or such longer period as is determined by the Company's Chief Executive Officer, after the giving of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified deficiencies. If at the end of such period no such cure has been effected to the reasonable satisfaction of the Company's Chief Executive Officer, then the Employee's employment may be terminated as of the end of such period. The Company shall be obligated to provide to the Employee only one such notice of proposed termination, and if subsequent to effecting a cure of specified deficiencies the Employee is determined by the Company's Chief Executive Officer to have again failed to meet performance expectations, then his employment may be terminated immediately upon the Company's giving of a final notice of termination to the Employee.

         Section 3.2 Termination Without Cause. If the Employee's employment is terminated prior to the end of the then-current Term without Cause, the Employee shall be entitled to his then current salary plus the bonus, if any, to which he would be entitled pursuant to Section 1.3(a) for the period that would remain under this Agreement if the Employee's employment was not terminated without Cause; for purposes of the bonus calculations, the net revenues of the Company as of the date on which termination occurs shall be annualized for such year. Such severance amounts shall be paid to the Employee at regular payroll intervals, except that the bonus, if any, will be paid within 10 days following its calculation by the Chief Financial Officer of the Company.



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                        ARTICLE IV - GENERAL PROVISIONS

         Section 4.1 Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

         Section 4.2 Death or Disability of Employee. If the Employee should die or become disabled during the term of this Agreement, the unpaid portion of the salary hereunder shall be paid as a death benefit or disability benefit, as the case may be, either (i) in a lump sum payment or (ii) over the remaining term of this Agreement, at the sole option of the Company.

         Section 4.3 Notice. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Chief Executive Officer of the Company) at Parent's principal office or to Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except the notices of change of address shall be effective only upon receipt.

         Section 4.4 Validity. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal constituted a material inducement to a party's execution and delivery of this Agreement, then such provision shall not be reformed unless prior to any reformation that party agrees to be bound by the reformation.

         Section 4.5 Entire Agreement. This Agreement and the Purchase Agreement, and the agreements referenced therein supersede any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Employee by the Company. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in a writing signed by both parties hereto.

         Section 4.6     Successors and Binding Agreement.

         (a) This Agreement shall be binding upon and inure to the benefit of the Company and any Successor of or to the Company, but shall not otherwise be assignable or delegable by the Company. "SUCCESSOR" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the



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business or assets of the Company, as the case may be, whether by sale, merger, consolidation, reorganization or otherwise.

         (b) The Company shall require any Successor to agree at the time of becoming a Successor to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

         (c) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributee and legatees.

         (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 4.6.

         Section 4.7 Captions. The captions in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

         Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

         Section 4.9 Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         Section 4.10 Governing Law; Arbitration. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws principles thereof. Any controversy, claim or dispute arising out of or relating to this Agreement, or any breach thereof, including without limitation any dispute concerning the scope of this arbitration clause, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration award may include an award for reasonable attorneys' fees and out-of-pocket expenses incurred by the prevailing party. The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:


    /s/ Richard S. Eiswirth                         /s/ Bruce Gall
-------------------------------                   -----------------------------
For the Company                                   Employee

         Section 4.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.



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         Section 4.12    Prior Agreements Superseded. This Agreement shall not
be effective unless and until the Closing occurs. As of the Closing, this Agreement shall replace and supersede any and all prior agreements between the Employee and the Seller or the Company or the Parent, whether written or oral, in their entirety and such prior agreements shall be of no further force or effect; provided, however, that the parties acknowledge that their duties and obligations under this Agreement are in addition to, and not in substitution for, their duties and obligations under the Non-Solicitation, work Product and Confidentiality Agreement of even date herewith.

         Section 4.13 Execution by Facsimile. Any party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such documents.



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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Employee has signed and sealed this Agreement, effective as of the date first above written.

                                             NETCAL, INC.
ATTEST:



By:                                          By: /s/ Richard S. Eiswirth
    ------------------------------               ------------------------------
    Name:                                        Name: Richard S. Eiswirth
    Title:                                       Title: CFO and V.P.

          (CORPORATE SEAL)


                                             EMPLOYEE



                                               /s/ Bruce Gall
                                             ----------------------------------
                                             Name: Bruce Gall



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